Exhibit 10.17

MariaDB Corporation Ab Offer Letter

OFFER LETTER

Dear Jon Bakke,

On behalf of MariaDB Corporation Ab, a Finnish corporation (the “Company”), I am pleased to offer you the position of CRO (Chief Revenue Officer). You will be employed by the Company’s US subsidiary, MariaDB USA, Inc. and, should you accept this offer (“Offer”), your employment shall be governed by the following terms and conditions.

1. Duties and Scope of Employment.

(a) Position. The Company shall employ you in the position of CRO (Chief Revenue Officer), reporting to the CEO. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you, including but not limited to Sales, Services, Renewals and Customer Satisfaction. You will also be an integral part of the Executive Team. Subject to mutual agreement between you and the Company, your primary place of work will be the MariaDB USA, Inc. Bay Area office, your home, or other suitable offsite location with Internet and telephone access. The Company will provide you with equipment for your home office pursuant to the Company’s policies and procedures.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. Notwithstanding the foregoing restriction, you may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties. You shall also comply with the Company’s policies and procedures, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your work obligations. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time employment no later than May 15, 2017 (“Commencement Date”).

(e) Non-Competition. During your Employment, you shall not engage in or in any other way participate in or promote activity that competes with the Company directly. During your Employment, you shall refrain from working for, advising or being a member of any board of directors of any other company regardless of whether it competes with the Company or not save for as approved by the Board of Directors.

(f) Non-Solicitation. Following the termination of your Employment, you are prohibited from soliciting other Company employees for the purpose of hiring them away from the Company on your own behalf or for any other entity, either as consultants or employees, for a period of one (1) year.

MariaDB Corporation Ab Offer Letter

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services a pro-rated initial base annual salary at a gross rate of $250,000, payable in accordance with the Company’s standard payroll practices. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Offer as “Base Salary.” Your Base Salary shall be reviewed on an annual basis, but with no guarantee for an increase thereof. The Base salary shall not be decreased without your prior written consent, unless such decrease is commensurate with similar decreases for the other members of the Company’s executive management. The base salary is paid bi-monthly on the 15th and the last day of each month.

(b) Sales Commissions. You will be eligible to participate in the Company’s annual sales commission plan. There is no upper limit to your commissions. Commissions are payable in accordance with the MariaDB Sales Commissions Plan and are paid monthly. In the fiscal year 2017, your target commissions will be the pro-rata part of $250,000. The commissions will be reviewed anew by MariaDB at its discretion for each fiscal year.

(c) Non-recoverable Draw. Provided that you join the Company on or before May 15, 2017, a non- recoverable draw, an advance on commissions earned, will be paid at a rate of $20,833.33/month until September 30, 2017 (commissions payable in October, 2017). Any actual commissions earned during this period will be deducted from the draw, and commissions earned below the total draw amount will not be paid during this time. The non-recoverable draw will be pro-rated during your first month of employment.

(d) Stock Options. Subject to the approval of the Board, the Company shall grant you a stock option covering 2,105,693 shares of the Company’s Common Stock (the “Option”), representing 1.5% of the Company’s fully diluted Common Stock at the date of issuing this Offer. The Option shall be granted as soon as reasonably practicable after the date you commence fulltime Employment. The purchase price per share will be the fair market value as determined by the Board when the Option is awarded in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. As long as your service status is continuous the Options shall vest as follows: 25% of the Option shall vest on the first anniversary of the date of the Board’s approval of the Option, and 1/16 of the Option shares shall vest in equal quarterly instalments thereafter. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The Option shall be subject to the terms and conditions of the applicable plan documents, grant notice, and option agreement between you and the Company. You shall also be eligible to receive periodic grants of options or shares at the discretion of the Company in recognition of your performance or the overall performance of the Company.

e) Acceleration Benefit. In the event of a Change in Control, then 50% of your unvested options become vested immediately. In order to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard form of release of all claims agreement.

MariaDB Corporation Ab Offer Letter

3. Vacation/PTO and Employee Benefits.

During the term of your Employment, you will also be entitled to Personal Time Off (“PTO”), and other benefits made available by the Company to its employees subject to applicable eligibility requirements. The Company’s current PTO policy combines both PTO and sick time at a rate of five (5) weeks per year (or about 2.08 days per month) of employment. Employees will also be given public holidays in accordance with Company policy. Such paid PTO shall not accrue in excess of that allowable under the Company policy. During your Employment you shall be permitted, to the extent you are eligible, to participate in the company sponsored 401(k), group medical, dental, life insurance and disability insurance plans, to the extent that those or similar benefit plans are made available to the Company’s employees. The Company may modify benefits as it deems necessary and such changes shall become effective upon notice. Upon termination of your Employment for any reason, any rights you may have under the Company benefit plans shall be determined in accordance with the provisions of those plans.

4. Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your work for the Company upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause with two (2) weeks’ notice. Any contrary representations that may have been made to you are hereby superseded.

(b) Rights upon Termination. Upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination (“Termination Date”).

6. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which shall be provided to you for your review and execution (the “Confidentiality Agreement”) prior to or on the Commencement Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Commencement Date.

(c) Verification of Information. Your Employment with the Company is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting the Company’s offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

MariaDB Corporation Ab Offer Letter

7. Successors.

(a) Company’s Successors. The terms and conditions under this Offer letter and any subsequent Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. The term “Company” shall include any successor to the Company’s business or assets that become bound by this Offer or any subsequent Agreement.

(b) Your Successors. Any rights you have under this Offer or any subsequent Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Offer shall be in writing and shall be deemed to have been duly given when personally delivered or when sent to your corporate email address. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its head of Human Resources.

(b) Modifications and Waivers. No provision of this Offer shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Offer by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Offer. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Offer have been made or entered into by either party with respect to the subject matter hereof. This Offer, any subsequent Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Offer shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) No Assignment. This Offer and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Offer to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f) Counterparts. This Offer may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MariaDB Corporation Ab Offer Letter

We are pleased to be able to extend this offer and look forward to working with you. To indicate your acceptance of the Company’s Offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement, on or before COB April 28, 2017. Please indicate the date on which you expect to begin work in the space provided below (the “Commencement Date”).

Sincerely,

MariaDB Corporation Ab	Accepted and Agreed

/s/ Michael Howard	/s/ Jon Bakke
Michael Howard CEO	Jon Bakke Date: May 15, 2017